Exhibit 10.1
March 23, 2007
AMERIGROUP Corporation
4425 Corporation Lane
Virginia Beach, VA 23462
Attn: James W. Truess,
     Executive Vice President and Chief Financial Officer

Re:	Amended and Restated Credit Agreement, dated as of October 22, 2003 (as amended, modified, supplemented and extended from time to time, the “Credit Agreement”) among AMERIGROUP CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors identified therein, the Lenders from time to time party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), L/C Issuer and Swing Line Lender. Terms used herein and not otherwise defined herein shall have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The Borrower has advised the Administrative Agent that the Borrower intends to repay in full all indebtedness (including principal and accrued and unpaid interest), fees, expenses, liabilities and other obligations of the Credit Parties under the Credit Agreement and the other Credit Documents (the “Obligations”). The Borrower and the Administrative Agent (on behalf of the Lenders) acknowledge and agree that, upon receipt by the Administrative Agent of: (a) an original or facsimile transmission of this letter, countersigned by the Borrower, (b) the Payoff Amount (as defined below) from or on behalf of the Borrower, (c) cash collateral (the “L/C Cash Collateral”), in immediately available funds, in the amount of $51,442,272.20, which is 102% of the face amount of the letter of credit identified on Schedule A hereto (the “Bank of America Letter of Credit”), and (d) execution and delivery of a security agreement, substantially in the form of Exhibit “A” attached hereto, governing the Borrower’s pledge of the L/C Cash Collateral to secure its obligations in regards to the Bank of America Letter of Credit (the “Security Agreement”), all of the Obligations shall have been paid in full, except as described in paragraph 3 below:
     1. The aggregate amount of Obligations owing by the Credit Parties under the Credit Documents (collectively, the “Payoff Amount”) is as follows:
     (a) If payment in full of the Obligations is received by the Administrative Agent prior to 2:00 p.m. Eastern time on March 23, 2007:

Principal amount of Revolving Loans	$0
Accrued interest on Revolving Loans	$0
Principal amount of Swing Line Loans	$0
Accrued interest on Swing Line Loans	$0
Commitment Fees	$44,749.53
Accrued Letter of Credit Fees	$99,533.33
Accrued Letter of Credit Fronting Fees	$14,219.05
Administrative Agent’s expenses	$0
Legal fees and expenses	$87,500.00

Payoff Amount	$246,001.91
     (b) If the Payoff Amount is not received by the Administrative Agent prior to 2:00 p.m. Eastern time on March 23, 2007, the amount of the Obligations not paid in full will be recalculated by the Administrative Agent to include a per diem of $1,954.09 and such recalculated amount shall constitute the Obligations hereunder.
     The calculation of the Payoff Amount does not include any breakage fees with respect to Eurodollar Rate Loans. Notwithstanding the delivery of the Payoff Amount by the Borrower, the Borrower will remain obligated to pay to the Administrative Agent, for distribution to the Lenders, as appropriate, all applicable breakage fees pursuant to the provisions of the Credit Agreement. The Borrower shall promptly pay such breakage fees to the Administrative Agent upon receipt of notice(s) from the Administrative Agent specifying the amount thereof.
     2. The Payoff Amount shall be paid to the Administrative Agent and counsel by wire transfer of immediately available funds as set forth on Schedule B attached hereto.
     3. Upon the Borrower’s acceptance of this letter as evidenced by the countersignatures hereto, all of the Administrative Agent’s and the Lenders’ commitments to extend further credit to the Borrower under the Credit Documents shall terminate. Upon the Administrative Agent’s receipt of: (a) the Borrower’s countersignatures to this letter, (b) the Payoff Amount or federal funds reference numbers evidencing federal wire transfers of the Payoff Amount, (c) the L/C Cash Collateral or federal funds reference numbers evidencing federal wire transfers of the L/C Cash Collateral, and (d) the Borrower’s signature of the Security Agreement, (i) each of the Credit Documents shall automatically terminate and be of no further force and effect (except as set forth below), (ii) all liens, pledges, encumbrances, mortgages, financing statements and security interests granted to or held by the Collateral Agent for the benefit of the Lenders securing the Obligations and the Credit Documents shall automatically and irrevocably terminate, be satisfied, released and discharged and (iii) the Credit Parties shall automatically and irrevocably be released and discharged from all outstanding indebtedness and such other obligations (including, without limitation, for principal, interest and fees) and all other obligations, claims and demands (all of which shall be terminated) under or relating to the Credit Documents, except for (a) letter of credit fees and reimbursement obligations relating to any drawings or presentations that may be made under the Bank of America Letter of Credit, which shall be on the terms and conditions provided in the Credit Agreement (as modified by that certain letter agreement pertaining to letter of credit fees payable on the Bank of America Letter of Credit, dated as of March 23, 2007, by and between Bank of America and the Borrower), which terms and conditions shall survive termination of the commitments thereunder for so long as the Bank of America Letter of Credit remains outstanding and (b) obligations and liabilities for fees and expenses and indemnification obligations and liabilities owing to the Administrative Agent or the Lenders that, pursuant to the express terms of the Credit Documents, survive payment of the Payoff Amount and/or termination of the Credit Documents.
     4. Upon the Administrative Agent’s receipt of (a) the Payoff Amount or federal funds reference numbers evidencing federal wire transfers of the Payoff Amount, (b) the L/C Cash Collateral or federal funds reference numbers evidencing federal wire transfers of the L/C Cash Collateral, (c) the Borrower’s executed signature page of the Security Agreement, and (d) the Borrower’s acceptance of this letter as evidenced by its countersignatures hereto:
     (a) The Borrower (and any designee of the Borrower) shall be authorized to file such Uniform Commercial Code termination statements and release documents with the appropriate filing offices, in each case, as are reasonably necessary to release (or evidence the termination and release of) the Administrative Agent’s security interests with respect to the collateral described in the Credit Documents; provided, however, that any and all such Uniform Commercial Code termination statements shall be prepared and recorded at the Borrower’s expense; and

     (b) The Administrative Agent shall cause to be delivered to the Borrower (i) any stock certificates and undated stock powers delivered to the Administrative Agent by the Credit Parties under the Credit Documents and (ii) such other release documents, if any, reasonably requested by the Borrower to evidence the termination and release of the liens and security interests securing the Obligations and the Credit Documents.
     5. This letter will terminate on March 24, 2007 and be of no further force and effect thereafter if the conditions identified in the first paragraph of paragraph 3 above have not been satisfied on or prior to such date.
     6. This letter agreement (a) shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed entirely within such state; provided that the Administrative Agent and each Lender shall retain all rights arising under federal law, (b) may be executed in one or more counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument, (c) sets forth the entire agreement among the parties relating to the subject matter pertaining hereto, and no term or provision hereof may be amended, changed, waived, discharged or terminated orally or otherwise, except in writing signed by each such party, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
[Signatures on Following Page]

Very truly yours,
BANK OF AMERICA, N.A.,
as Administrative Agent
By:  /s/  Kevin L. Ahart
Name:  Kevin L. Ahart
Title:    Assistant Vice President
ACKNOWLEDGED AND AGREED:

AMERIGROUP CORPORATION,
a Delaware corporation
By:  /s/  James W. Truess
Name:  James W. Truess
Title:    EVP, CFO
AMERIGROUP CORPORATION
PAYOFF LETTER